Exhibit 99.1

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

March 10, 2023

Board of Directors

Globus Medical, Inc.

2560 General Armistead Avenue

Audubon, PA 19403-5214

Re:	Registration Statement on Form S-4 of Globus Medical, Inc., filed March 10, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 8, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to Globus Medical, Inc. (the “Company”) of the 0.75 shares of Class A common stock, par value $0.001 per share, of the Company to be issued in exchange for each share of common stock, par value $0.001 per share, of NuVasive, Inc. (“NuVasive”) pursuant to the Agreement and Plan of Merger, dated as of February 8, 2023, by and among the Company, Zebra Merger Sub, Inc., a wholly owned subsidiary of the Company, and NuVasive.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Globus’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Globus’s Reasons for the Merger and Recommendation of the Globus Board of Directors” and “The Merger—Opinion of Globus’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)